FOR IMMEDIATE RELEASE

INC Research Announces Updates to Board of Directors
Kenneth F. Meyers and Matthew E. Monaghan to join Board of Directors bringing significant expertise to support worldwide growth in Phase I to IV clinical development and medical device value chain; veteran Board member Terry Woodward to depart December 31

RALEIGH, NC, October 31, 2016-- INC Research Holdings, Inc. (Nasdaq:INCR), a leading, global Phase I to IV contract research organization, today announced the appointment of Kenneth F. Meyers, Senior Vice President and Chief Human Resources Officer at Hill-Rom to the Company’s Board of Directors and the Compensation Committee of the Board and Matthew E. Monaghan, President and Chief Executive Officer at Invacare Corporation, to the Company’s Board of Directors and the Nominating and Corporate Governance Committee of the Board. Both Mr. Meyers and Mr. Monaghan join the INC Research Board as independent directors and will be Class III directors serving a term ending at the Company’s 2017 Annual Meeting. In conjunction with these appointments, the Company also announced the resignation of Terry Woodward as a Director of the Company effective December 31, 2016. Mr. Woodward has been a member of the INC Research Board of Directors since 2010.

“We are pleased to welcome Ken and Matt to the INC Research Board,” said Alistair Macdonald, Chief Executive Officer. “Ken brings direct knowledge of the challenges associated with building a global workforce in the biopharmaceutical industry from an HR perspective. We believe his insight in this area will be invaluable to INC as we continue to expand worldwide and focus on being the ‘CRO of Choice’ for customers, employees and other stakeholders alike. Matt brings to the board global experience in healthcare management with specific expertise in certain medical device industries. We believe his guidance will be exceptionally valuable as we continue to develop INC’s capabilities in this important area. We are delighted to have such experienced healthcare professionals join our Board to help guide the overall direction of our Company.” Mr. Macdonald concluded, "We also want to thank Terry Woodward for his contributions to INC's board during a pivotal period in our growth and our transition from a private to public company."

Mr. Meyers brings to the INC Research Board more than 25 years of international human resources experience. Currently Senior Vice President and Chief Human Resources Officer at Hill-Rom, a global medical technologies company, he previously held the same role at Hospira, Inc., a manufacturer and distributor of generic injectable pharmaceuticals, biosimilars and medical devices, until its acquisition by Pfizer, Inc. in 2015. Mr. Meyers also has served in senior human resources roles for Mercer/Oliver Wyman, Starbucks Coffee International, The Gymboree Corporation, Walt Disney Imagineering and United Technologies Corporation.

Mr. Meyers currently serves on the Board of Directors for Elyssa’s Mission, a community-based non-profit organization dedicated to preventing teen suicide. He also is a member of the Board of Directors and Chair of the Compensation Committee for The Henry P. Kendall Foundation, an organization working to create healthy and sustainable food systems in New England. Mr. Meyers holds a Bachelor’s degree with dual majors in International Business and Human Resource Management from the Wharton School of the University of Pennsylvania and an MBA from the Harvard Business School.

Mr. Monaghan brings nearly three decades of professional experience in medical device development, operating management for private equity investors, and manufacturing. He is currently Chairman, President and Chief Executive Officer of Invacare Corporation, a medical device manufacturer for the home and long-term healthcare markets. Prior to joining Invacare, he served as Senior Vice President, Hips and Reconstructive Research for Zimmer Holdings, Inc., a global company that designs, develops, manufactures and markets orthopaedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. He also has served in operating management roles for Texas Pacific Group and Cerberus Capital Management. He started his career at General Electric Company, including roles in aerospace and medical systems.

Mr. Monaghan is a trustee of Cleveland Clinic Avon Lake Hospital. He holds a Bachelor’s degree in Mechanical Engineering from Cornell University, a Master’s degree in Mechanical Engineering from MIT and an MBA from INSEAD in France.

About INC Research
INC Research (Nasdaq: INCR) is a leading global contract research organization ("CRO") providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was named “Best Contract Research Organization” in December 2015 by an independent panel for Scrip Intelligence, and ranked “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 110 countries. For more information, please visit www.incresearch.com and connect with us on LinkedIn and Twitter @inc_research.

Investor Relations Contact:
Ronnie Speight
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Phone: +1 (919) 745-2745
Email: Investor.Relations@incresearch.com

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